Exhibit 10.5

September 23, 2015

VIA HAND DELIVERY

Lynn Seely, M.D.

[address]

Re: Separation Agreement

Dear Lynn:

This letter sets forth the terms of the separation agreement (the “Agreement”) between you and Medivation, Inc. (the “Company”) regarding your employment transition.

1. Separation Date; Final Pay. As we have agreed, your last day of employment and your employment termination date will be October 15, 2015 (the “Separation Date”). On the Separation Date, the Company shall pay you all accrued salary earned by you through the Separation Date, less standard payroll deductions and withholdings. You are entitled to this payment by law and will receive it regardless of whether or not you sign this Agreement. As you know, due to your level in the Company, you did not accrue vacation or other Paid Time Off (“PTO”) and instead were permitted to take time off, with pay, within your discretion; thus, no payment for accrued or unused vacation or PTO is owed or will be provided.

2. Severance Benefits. You and the Company understand that your termination of employment qualifies as a “separation from service” for purposes of Treasury Regulation Section 1.409A-1(h). Accordingly, if you timely return this fully signed and dated Agreement to the Company, and you do not subsequently revoke it, the Company will provide you the severance benefits (the “Severance Benefits”) set forth below:

(a) Cash Severance Benefits. The Company will pay you a severance amount equal to six (6) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance Amount”). The Severance Amount will be paid to you in the form of salary continuation over the six (6) month period following the Separation Date; provided, however, that no payments will be made prior to the 60th day following your Separation Date. On that 60th day, the Company will pay you in a lump sum the salary continuation payments that you would have received on or prior to such date if payment of the Severance Amount had commenced immediately following your Separation Date, with the balance of the Severance Amount being paid as originally scheduled.

(b) 2015 Target Bonus. As an additional Severance Benefit, the Company will pay you your annual target bonus for 2015 (which is equal to $315,000), subject to standard payroll deductions and withholdings (the “Bonus Amount”). The Bonus Amount will be paid to you on that certain date in February 2016 when the Company pays its annual 2015 performance bonuses to eligible employees.

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Lynn Seely, M.D.

(c) Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date. As an additional Severance Benefit, if you timely elect continued group health insurance coverage under COBRA, the Company will reimburse your COBRA premium payments sufficient to continue your group coverage at its current level including costs of dependent coverage, if applicable, through the earlier of either of the following provided that you remain eligible for COBRA coverage (such applicable time period, the “COBRA Payment Period”): (A) April 15, 2016; (B) your death; or (C) the date that you become eligible for group health insurance coverage through a new employer. You must promptly notify Maya Thaw in writing if you become eligible for group health insurance coverage through a new employer prior to April 15, 2016. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premium reimbursement payment without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with a taxable monthly payment equal to the monthly COBRA premium amount for the remaining duration of the COBRA Payment Period.

(d) Earlier Termination of Severance Benefits. As a condition of your receipt of the Severance Benefits, you must continue to comply with your continuing obligations to the Company, including but not limited to your full continued compliance with this Agreement; provided, however, that you will be entitled to such Severance Benefits unless you breach such obligations and cause material damage to the Company, the Company provides specific written notice to you of such breach and you fail to cure such breach within thirty (30) days of such notice. For example, in the event of any material breach of this Agreement that is not cured within thirty (30) days after written notice, the Company’s obligation to provide the Severance Benefits immediately shall terminate and you will receive no further Severance Benefits.

(e) Section 409A Compliance. Notwithstanding anything to the contrary herein, the following provisions apply to the extent any benefits (“Benefits”) provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended, or any comparable state or local tax law (collectively, “Section 409A”): (A) the Benefits are intended to qualify for an exemption from application of Section 409A or comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences to you under Section 409A, and any ambiguities herein shall be interpreted accordingly; (B) Benefits contingent on a termination of employment shall not commence until you have had a “separation from service” within the meaning of Section 409A (a “Separation from Service”); (C) each installment of a Benefit is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i); and (D) each Benefit is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) to the maximum extent available. However, if such

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exemptions are not available and you are, upon your Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences to you under Section 409A, the timing of the Benefit payments otherwise payable pursuant to this Agreement prior to the earlier of (x) six (6) months and one day after your Separation from Service, or (y) your death (the “Specified Employee Deferral Date”) shall be delayed until the Specified Employee Deferral Date, and any payments otherwise scheduled to be made after the Specified Employee Deferral Date shall be paid as originally scheduled.

(f) Treatment of Parachute Payments. You and the Company agree that Section 9 of the Change of Control Severance Benefits Agreement dated as of February 2, 2009 between you and the Company (the “Severance Benefits Agreement”) will apply to the Severance Benefits.

3. Consulting Period. You and the Company have agreed that the Company will retain you as a consultant under the terms specified below. The consulting relationship commences on the Separation Date and continues through April 15, 2016 (the “Consulting Period”). Your agreement to provide consulting services is in consideration of the benefits to be provided to you under this Agreement. There is no separate compensation specifically attributable to your consulting services.

(a) Consulting Services. During the Consulting Period, you will use your best efforts, as may be requested by the Company, to provide assistance with the transition of your responsibilities to one or more other employees of the Company (the “Consulting Services”). You will report to the Company’s Chief Executive Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You have agreed to make yourself available to provide the Consulting Services for up to 10 hours per month during the Consulting Period. During the Consulting Period, you shall abide by the Company’s applicable policies and procedures. The Company will not knowingly provide you any material non-public information about the Company without your consent in the course of your consulting activities hereunder.

(b) Equity Awards. Since your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “Plan”). Thus, vesting of your outstanding stock options and other equity awards (including but not limited to Restricted Stock Unit awards) (the “Equity Awards”) will not cease as of the Separation Date and will continue for the duration of the Consulting Period. Your Equity Awards shall continue to be governed by the Plan (including, without limitation, Section 11.2 thereof) and all applicable grant notices and agreements. Notwithstanding the foregoing, pursuant to this Agreement, the time within which you may exercise the vested portion of any outstanding stock options shall be extended such that it terminates on April 15, 2017 (but not later than the expiration of the 10-year term of any such option).

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Lynn Seely, M.D.

(c) Independent Contractor Relationship. During the Consulting Period, your relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. Except as expressly provided in this Agreement, you will not be entitled to, and will not receive, any benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

(d) Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(e) Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Proprietary Information and Inventions Agreement with the Company, and subject to the limitations set forth herein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Proprietary Information and Inventions Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(f) Other Work Activities. Throughout the Consulting Period, you shall have the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. The Company will make arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not unreasonably interfere with other activities in which you may engage. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with, or perform competitive work for, any business entity that is competitive with the Company, or engage in any other work activity, or preparation for work activity, competitive with the Company.

(g) Termination of Consulting Period. Without waiving any other rights or remedies, the Company may immediately terminate the Consulting Period at any time, for any reason, upon written notice to you. In the event the Consulting Period terminates prior to April 15, 2016 for any reason (including your death or disability), then (i) your right to receive the Severance Benefits as provided in Section 2 shall not be affected by such termination and (ii)

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the vesting of your Equity Awards shall be accelerated to the date of termination of the Consulting Period, with the amount of vesting being determined as if you had continued to provide Consulting Services through April 15, 2016 (with the understanding that, irrespective of an earlier termination of the Consulting Period, to the maximum extent permitted by the Plan and applicable law, your Equity Awards will be deemed outstanding through April 15, 2017 for purposes of the Plan except to the extent they are fully exercised or settled).

4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the Separation Date and will not receive from the Company any additional compensation, severance or benefits on or after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any sales commissions or equity, will not earn any bonus or other compensation for 2016 and will not be entitled to any Severance Benefits or other compensation under the Severance Benefits Agreement.

5. Expense Reimbursement. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice and policies.

6. Return of Company Property. By no later than thirty (30) days after the close of business on the Separation Date, you shall return to the Company all non-public Company documents (and all copies thereof) and other property of the Company in your possession or control, including but not limited to Company files, notes, correspondence, memoranda, notebooks, drawings, records, reports, lists, compilations of data, proposals, agreements, drafts, minutes, studies, plans, forecasts, purchase orders, financial and operational information, product and training information, research and development information, clinical trial information, sales and marketing information, personnel and compensation information, vendor information, promotional literature and instructions, product specifications and manufacturing information, computer-recorded information, electronic information (including e-mail and correspondence), other tangible property and equipment (including, but not limited to, computer equipment, PDAs, facsimile machines, and cellular telephones), credit cards, entry cards, identification badges, keys and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally-owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., BlackBerry), (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then by no later than thirty (30) days after the close of business on the Separation Date, you will make reasonable efforts to permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form and, if the Company requests, will provide a written certification to that effect. Your timely compliance with the provisions of this Section 6 is a precondition to your receipt of the Severance Benefits provided hereunder.

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Lynn Seely, M.D.

7. Proprietary Information Obligations. You agree to fully comply with all of your continuing obligations under your Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement’), a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and it will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as required by corporate disclosure requirements; and (d) you and the Company may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee, consultant or independent contractor of the Company.

9. Nondisparagement. You agree not to disparage or subvert, verbally or in writing, the Company, its collaboration partners, and its and their current and former officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. The Company agrees that it and its executive officers will not disparage or subvert you, verbally or in writing, in any manner likely to be harmful to you or your business reputation or personal reputation; provided, however, that the Company and its executive officers must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

10. No Voluntary Adverse Action; and Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided, however, that you must respond accurately and truthfully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete,

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truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs. If your compliance with the Company’s requests for assistance pursuant to this Section 10 (excluding time spent to comply with any subpoena or testifying on the Company’s behalf), together with time you spend providing Consulting Services, exceed (on a cumulative basis) ten (10) hours per month, the Company will compensate you for such excess time at the rate of $500 per hour. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

11. Nonsolicitation of Employees, Contractors or Consultants. You agree, for six (6) months after the Separation Date, not to solicit, induce, or attempt to solicit or induce, any employees, independent contractors or consultants of the Company to reduce or terminate his, her or its employment or other relationship with the Company.

12. No Admissions. Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

13. Release of Claims.

(a) General Release. In exchange for the Severance Benefits provided to you under this Agreement to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you hereby generally and completely release the Company, its parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (including without limitation claims under the Labor Code Private Attorneys General Act, California Labor Code Section 2699 et seq.) as an individual and as a representative in class, collective, or otherwise group action, and the California Fair Employment and Housing Act.

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(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement; (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it.

(d) Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have under the Indemnification Agreement dated as of October 11, 2006 between you and the Company, the Company’s charter or bylaws or applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

14. Messaging. You and the Company agree that you will mutually agree upon a statement setting forth the reasons for your departure from the Company and that such statement will be the only statement used by the Company and/or any of its officers, directors, employees, affiliates and any other related parties for any internal or external announcement or communication (including any applicable press release that the Company may wish to issue or statement to be included in the Company’s 8-K filings) regarding your departure from the Company and in response to any inquiries about you from prospective employers or other similar inquiries. It is understood that you will also send a mutually agreed-upon email to Company employees with respect to your departure.

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15. Representations. You hereby represent and warrant that (a) except as expressly provided in this Agreement, you have been paid all compensation owed and for all time worked, (b) you have received all the leave and leave benefits and protections for which you are eligible pursuant to FMLA, CFRA, any applicable law or Company policy, and (c) you have not suffered any on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

16. Arbitration.

(a) Agreement to Arbitrate. To ensure the rapid and economical resolution of disputes that may arise under this Agreement, you and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors. Both you and the Company acknowledge that by agreeing to this arbitration procedure, you each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

(b) Governing Rules.

(i) Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at www.jamsadr.com/rules-employment-arbitration/, and which will be provided to you upon request.

(ii) In any such proceeding, the Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.

(iii) You and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the Arbitrator be empowered to hear or determine any class or collective claim of any type. This paragraph shall not apply to an action or claim brought pursuant to the California Private Attorneys General Act of 2004.

(iv) Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law.

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(c) Arbitration Fees. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration.

17. Miscellaneous. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days, and return it to me. If you do not sign and return it to the Company within the aforementioned timeframe, the Company’s offer to enter into this Agreement and provide the Severance Benefits will expire.

We wish you the best in your future endeavors.

Sincerely,

MEDIVATION, INC.

By:	/s/ Sandy Cooper
Sandy Cooper
Vice President, Human Resources

Exhibit A - Confidentiality Agreement

UNDERSTOOD AND AGREED:

/s/ Lynn Seely	Sept 23, 2015
Lynn Seely, M.D.	Date

10

EXHIBIT A

CONFIDENTIALITY AGREEMENT

A-1

MEDIVATION, INC.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

As an employee of Medivation, Inc., any of its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the compensation now and hereafter paid to me, I hereby agree as follows:

1. Maintaining Confidential Information

a. Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs (including source code and object code), data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants or licensees.

b. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree during the term of my employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express prior written authorization of the Company.

2. Retaining and Assigning Inventions and Original Works.

a. Inventions and Original Works Retained by Me. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively, the “Prior Inventions”), which belong to me, which relate to the Company’s proposed or current business, products or research and development, and which are not assigned to the Company; or, if no such list is attached, I represent that there are no such inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have an non-exclusive, royalty free, irrevocable, perpetual, or world-wide license to make, have made, sublicense, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

b. Inventions and Original Works Assigned to the Company.

(i) I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will transfer, convey, release and assign to the Company all my right, title, and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company.

(ii) If I have been employed by the Company for any period of time prior to the execution of this Agreement, by execution of this Agreement I hereby transfer, convey, release and assign to the Company all my right, title and interest, if any, in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets which I have solely or jointly conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of time that I have been employed with the Company. The inventions, original works of authorship, developments, concepts, improvements or trade secrets referred to in Subsections (i) and (ii) above are collectively referred to as the “Inventions”.

(iii) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

c. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

e. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure and enforce the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be

2.

executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

f. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any Invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit B. I will advise the Company promptly in writing of any Inventions that I believe meet the criteria of California Labor Code Section 2870 and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement (i) to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company or (ii) to assign Inventions to any former employer or any other third party. I will not disclose to the Company or use on its behalf any confidential information belonging to others. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. Employee Solicitation. I agree that for a period of six (6) months from the date of termination of my employment with the Company that I will not, directly or indirectly, solicit or cause to be solicited for any person or entity other than the Company (i) any of the existing customers of the Company or (ii) any of the existing employees of the Company for purposes of obtaining their employment services; provided that clause (ii) above will not restrict me from soliciting customers of the Company in a line of business that is not substantially similar to the existing or future business of the Company.

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7. Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 1, 2, 4 and 6 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

8. General Provisions.

a. Employment at Will. This Agreement is not an employment agreement. I understand that the Company may terminate my employment with it at any time, with or without cause, subject to the terms of any separate written agreement duly executed by both parties.

b. Acknowledgment. I acknowledge that I have had the opportunity to consult legal counsel in regard to this Agreement, that I have read and understood this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations, understandings, or promises other than those contained in this Agreement.

c. Governing Law. This Agreement will be governed by the laws of the State of California without giving effect to the conflicts of law principles thereof.

d. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

e. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

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f. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:

/s/ Lynn Seely, M.D.
(Employee’s Signature)

Lynn Seely
(Name of Employee (typed or printed))

Witness

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Name of Employee:

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Medivation, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants or licensees.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)